Exhibit 99.1

AT&T & TPG Close DIRECTV Transaction

DALLAS / NEW YORK, August 2, 2021 — AT&T Inc.* (NYSE: T) and TPG Capital, the private equity platform of global alternative asset firm TPG, announced today that they have closed their transaction establishing a new company named DIRECTV. This new company will own and operate the DIRECTV, AT&T TV and U-verse video services previously owned and operated by AT&T. DIRECTV had approximately 15.4 million premium video subscribers at the end of the second quarter of 2021.

AT&T contributed its U.S. video business unit to the new entity in exchange for preferred units as well as a 70% interest in the common units of DIRECTV. TPG contributed approximately $1.8 billion in cash to DIRECTV in exchange for preferred units and a 30% interest in common units of the new company. The DIRECTV board will include Bill Morrow, CEO of DIRECTV, and the following additional voting board members: Steve McGaw and Thaddeus Arroyo, appointed by AT&T; and David Trujillo and John Flynn, appointed by TPG.

At close, AT&T received $7.1 billion in cash ($7.6 billion net of approximately $470 million cash on hand) and transferred approximately $195 million of video business debt. AT&T expects this transaction will help support its debt reduction efforts, with plans to reach a net debt-to-adjusted EBITDA of below 2.5x by year-end 2023.1

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Net Debt to Adjusted EBITDA ratios are non-GAAP financial measures that are frequently used by investors and credit rating agencies to provide relevant and useful information. AT&T’s Net Debt to Adjusted EBITDA ratio is calculated by dividing the Net Debt by the sum of the most recent four quarters Adjusted EBITDA. Adjusted EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between Adjusted EBITDA and the most comparable GAAP metric without unreasonable effort.

Not included in this transaction are WarnerMedia’s HBO Max streaming platform and regional sports networks, both of which are part of the pending WarnerMedia-Discovery transaction; Vrio (AT&T’s Latin American video operations, which are being sold to Grupo Werthein); U-verse network assets; and AT&T’s Sky Mexico investment. DIRECTV will continue to offer HBO Max to subscribers along with any bundled wireless or broadband services and associated customer discounts.

The effects of this transaction are reflected in the guidance AT&T provided when it announced its second-quarter 2021 results on July 22, 2021. Read more here.

About TPG

TPG is a leading global alternative asset firm founded in 1992 with approximately $96 billion of assets under management and offices in Austin, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, Seoul, Singapore, and Washington, DC. TPG’s investment platforms are across a wide range of asset classes, including private equity, growth equity, real estate, and public equity. TPG aims to build dynamic products and options for its investors while also instituting discipline and operational excellence across the investment strategy and performance of its portfolio. For more information, visit www.tpg.com and on Twitter @TPG.

*About AT&T

AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. Consumers and businesses have more than 225 million monthly subscriptions to our services. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband. Plus, it serves high-speed, highly secure connectivity and smart solutions to nearly 3 million business customers. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands, including: HBO, HBO Max, Warner Bros., TNT, TBS,

truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim and Turner Classic Movies. Xandr, now part of WarnerMedia, provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its platform. AT&T Latin America provides pay-TV services across 10 countries and territories in Latin America and the Caribbean and wireless services to consumers and businesses in Mexico.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2021 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

For more information, contact:

For AT&T

Fletcher Cook

214-912-8541

fletcher.cook@att.com

Mike Flaherty

646-668-6852

mflaherty@gladstoneplace.com

For TPG

Luke Barrett

415-743-1550

media@tpg.com

Finsbury Glover Hering

Winnie Lerner

917-375-5652

winnie.lerner@fgh.com

Jeremy Pelofsky

202-425-4643

jeremy.pelofsky@fgh.com

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